                                                                    EXHIBIT 99.3

                               TENNECO AUTOMOTIVE INC.

                                   OFFER TO EXCHANGE
                 8 5/8% SENIOR SUBORDINATED NOTES DUE 2014, SERIES B,
                           WHICH HAVE BEEN REGISTERED UNDER
                        THE SECURITIES ACT OF 1933, AS AMENDED,
                            FOR ALL ISSUED AND OUTSTANDING
                      8 5/8% SENIOR SUBORDINATED NOTES DUE 2014,
                         SERIES A, ISSUED ON NOVEMBER 19, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Tenneco Automotive Inc. (the "Company"), is offering, subject to the terms
and conditions set forth in the Prospectus, dated           (the "Prospectus"),
to exchange (the "Exchange Offer") an aggregate principal amount of up to $500,000,000 of the Company's 8 5/8% Senior Subordinated Notes due 2014, Series B (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 8 5/8% Senior Subordinated Notes due 2014, Series A, issued on November 19, 2004 (the "Old Notes"). The Old Notes were issued on November 19, 2004 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Old Notes in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of November 19, 2004, among the Company, the guarantors named therein, and the initial purchasers named therein, represented by Banc of America Securities LLC. The Exchange Notes are substantially identical to the Old Notes, except that the transfer restrictions and registration rights applicable to the Old Notes generally do not apply to the Exchange Notes. See the section titled "The Exchange Offer" in the Prospectus.

     We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

    1. Prospectus dated           ;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

    4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelopes addressed to The Bank of New York Trust Company, N.A., the Exchange Agent for the Exchange Offer.

     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON           , UNLESS THE EXCHANGE OFFER IS EXTENDED
(AS IT MAY BE EXTENDED, THE "EXPIRATION TIME"). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION TIME.

     Unless a holder of Old Notes complies with the procedures described in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures," the holder must do one of the following prior to the Expiration Time to participate in the Exchange Offer:

       - tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to The Bank of New York Trust Company, N.A., as Exchange Agent, at one of the addresses listed in the Prospectus under the caption "The Exchange Offer -- Exchange Agent"; or

       - tender the Old Notes by using the book-entry transfer procedures described in the Prospectus under the caption "The Exchange
          Offer -- Procedures for Tendering the Old Notes" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and other documents, or an Agent's Message (as defined below) instead of the Letter of Transmittal, to The Bank of New York Trust Company, N.A., as Exchange Agent.

     In order for a book-entry transfer to constitute a valid tender of Old Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of the Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC") prior to the Expiration Time. The term "Agent's Message" means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, to the effect that: (1) The Depository Trust Company has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation; (2) such participant has received and agrees to be bound by the terms of the Prospectus and the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery); and (3) the agreement may be enforced against such participant.

     If a registered holder of Old Notes wishes to tender the Old Notes in the Exchange Offer, but (a) the certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the Expiration Time, or
(c) the procedure for book-entry transfer cannot be completed before the Expiration Time, a tender of Old Notes may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          TENNECO AUTOMOTIVE INC.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures
                                        2